EXHIBIT 99.1

December 8, 1999
Contact:
Jaime Vasquez
V.P. and Treasurer
214-333-3225 x-539

Web Address
www.pillowtex.com

Pillowtex Reports Accommodation With Banks,

Systems Progress, Fourth Quarter Outlook

Dallas, Texas - December 8, 1999 - Pillowtex Corporation (NYSE: PTX) announced today that its senior lenders had unanimously agreed to extend to February 15, 2000 the expiration date of its temporary waiver of compliance with certain provisions of its Senior Credit Agreement. The waiver agreement also included certain amendments to the Senior Credit Agreement, principally related to cash management (including a prohibition of cash dividends on capital stock), collateral arrangements, adjustments to restrictive covenants and uses of proceeds from the revolving credit portion of the Senior Credit Facility. "The waiver period should be sufficient to enable the company and its senior lenders to negotiate a mutually satisfactory permanent amendment to the Senior Credit Agreement prior to the expiration of the waiver," management said. Pending the negotiation of that amendment, the company has re-classified its long-term bank debt as a current liability as of the end of the third quarter, but said it expects that debt to be re-classified as long-term debt before the company's 1999 fiscal year-end audit report is finalized.

Management reported that the company reduced its inventories by $48.3 million in the third fiscal quarter and continues to make progress on inventory reduction and has taken certain initiatives to improve its accounts receivable collection process. "The company has made significant progress in the operation of its recently installed management information systems in the manufacturing area," management said, but noted that "improved, but still unacceptable, system response and turnaround times continue to cause delays in the timely processing of financial data. Timely solutions to these high priority issues are the focus of intense management attention." The company also reported that it posted record gross sales for the month of October of $183.6 million, up $29.7 million, or 19.3% over October 1998 gross sales.

Management also said that, "After a thorough review of all of the adverse effects of the management information systems conversion implemented throughout fiscal year 1999, done in an effort to assure the production of more current and reliable financial information in the future, the company expects to charge to fourth fiscal quarter earnings certain appropriate non-cash provisions for accounts receivable reconciliation, markdowns of excess inventory, unabsorbed manufacturing overhead attributable to certain operations being idled to reduce inventory, a final systems conversion project at the end of this fiscal year, and various other matters. These provisions, among other things, will result in a loss for the fourth fiscal quarter, expected to be comparable to the loss incurred in the third fiscal quarter, and a loss for the 1999 fiscal year as a whole. However, these actions should establish a solid foundation for a return to profitable operations in fiscal year 2000."

Separately, the company reported that, contrary to various rumors of which it has become aware, it continues to manufacture products for Ralph Lauren under a licensing agreement which expires in mid-year 2001, and expects no change in that status in the interim. All of the company's licensing agreements are subject to renewal or cancellation upon expiration.

Statements contained in this press release that are not historical facts are forward-looking statements and could differ materially from actual results. Primary factors that could cause actual results to differ are discussed in the company's most recently filed Form 10-K.

Pillowtex Corporation, with annualized sales in excess of $1.5 billion, markets and manufactures home furnishings for the bedroom and bathroom under such industry leading brand names as ROYAL VELVET® , CANNON® , FIELDCREST® , CHARISMA® , TOUCH of CLASS ® and ROYAL VELVET BIG and SOFT® . In addition, the Company also produces products under the licensed names of RALPH LAUREN and WAVERLY ® . Pillowtex Corporation operates a network of manufacturing and distribution facilities in the U.S. and Canada with approximately 14,000 employees.